Exhibit 99.1
                                 ------------



                   (Midland Loan Services, Inc. Letterhead)

                                April 15, 1998


ABS Trust Services Group - SPTL 97-C1
LaSalle National Bank
135 South LaSalle Street, Suite 1740
Chicago, Illinois 60603

      Southern Pacific Thrift and Loan Commercial Mortgage Pass-Through Certificates
                                Series 1997-C1

                            OFFICER'S CERTIFICATE

Pursuant to the requirements of that certain Pooling and Servicing Agreement governing the referenced Trust (the "PSA"), it is hereby certified that the
(i) undersigned has completed a review of the Servicer's performance of its obligations under the PSA for the current calendar year; (ii) to the best of the undersigned's knowledge on the basis of that review the Servicer has fulfilled all of its obligations under the PSA throughout such period; (iii) to the best of the undersigned's knowledge, except as noted by the attached memorandum, the sub-servicer has fulfilled its obligations under its sub-servicing agreement in all material respects; and (iv) no notice has been received from any governmental agency or body which would indicate a challenge or question as to the status of the Trust's qualification as a REMIC under the Code.


        /s/ Charles J. Sipple   April 15, 1998
          --------------------------------
        Charles J. Sipple        Date
        Senior Vice President



        /s/ Lawrence D. Ashley  April 15, 1998
          -------------------------------
        Lawrence D. Ashley       Date
        Vice President



cc: Structured Finance: Commercial Real Estate Monitoring
    Duff & Phelps Credit Rating Co.
    55 East Monroe Street, 35th Floor
    Chicago, Illinois 60603


        P.O. Box 419127 Kansas City, MO 64141-6127  Phone 816/435-5000


                   (Midland Loan Services, Inc. Letterhead)


                                  MEMORANDUM




To: Charles J. Sipple

From:   Larry Smith



Date:   April 15, 1998

Subject:Annual review of servicing activities - SPTL '97-C1
        ----------------------------------------------

    We have reviewed the performance of Southern Pacific Bank ("SPB") as sub-servicer during the calendar year ended December 31, 1997. Exceptions to compliance with the servicing standard as required by the sub-servicing agreement for the referenced transaction were noted, as follows:

- Differences that existed between SPB's accounting records and bank account statements for custodial bank accounts were not adequately reconciled.

- The minimum hazard insurance coverage specified by the PSA was not enforced for some loans. SPB has represented that their procedures have been changed and that they are now in compliance with requirements.

- As of January 10, 1998, SPB loan records and related reports to the trustee were different with respect to the principal balances of 41 loans. While the cumulative total of these differences is not material, Midland Loan Services believes that the SPB should investigate the cause for the differences and resolve them in a timely manner. SPB has represented that they are in the process of resolving these differences.

- During a portion of the year ended December 31, 1997, SPB's execution of some ARM loan adjustments were not accordance with the related mortgage notes. SPB has represented that the differences have been corrected and that all ARM adjustments are now made in accordance with the mortgage documents.

- SPB has not caused the mortgagee clause to be changed on some borrower hazard insurance policies to reflect the name of the Trust.

-   SPB's documentation was not adequate regarding the collection effort  for
    several  delinquent loans.   SPB  has  represented that  their procedures
    have been changed and that they are now in compliance.



- SPB did not report or remit prepayment penalties associated with loans that were paid off during a portion of 1997. SPB has subsequently reported these prepayment penalties and has represented that they will remit the related funds to the Trustee with the next remittance.